Exhibit (c)-(2)

Pansoft Company Limited Fairness Analysis Presented to the Special Committee of the Board of Directors May 11, 2012 The information contained herein is of a confidential nature and is intended for the exclusive use of the persons or firm to who m it is furnished by us. Reproduction, publication, or dissemination of portions hereof may not be made without prior approval of Duff & Phelps, LLC.

2 CONFIDENTIAL Duff & Phelps Disclaimer • The following pages contain material that is being provided by Duff & Phelps, LLC (“ Duff & Phelps ”) to the Special Committee (the “ Special Committee ”) of the Board of Directors (the “ Board of Directors ”) of Pansoft Company Limited (“ Pansoft ” or the “ Company ”) in the context of a meeting held to consider a Proposed Transaction (defined herein). • The accompanying material was, and any Opinion (as defined herein) will be, compiled on a confidential basis for the sole use an d benefit of the Special Committee in connection with their evaluation of the Proposed Transaction and may not be distributed to any other party, publ icl y disclosed, or relied upon for any other purpose without the prior written consent of Duff & Phelps. • Because this material was prepared for use in the context of an oral presentation to the Special Committee, whose members are fa miliar with the business and affairs of the Company, neither the Company nor Duff & Phelps, nor any of their respective legal or financial advisors or ac countants, take any responsibility for the accuracy or completeness of any of the material if used by persons other than the Special Committee. • These materials are not intended to represent an Opinion but rather to serve as discussion materials for the Special Committe e a nd as a summary of the basis upon which Duff & Phelps may render an Opinion. • Any Opinion provided by Duff & Phelps would not: (i) address the merits of the underlying business decision of the Special Co mmi ttee, the Board of Directors or the Company or any other party to the Proposed Transaction to enter into the Proposed Transaction versus any alt ern ative strategy or transaction; (ii) constitute a recommendation to the Special Committee, the Board of Directors, the Company or any other pers on as to how such person should vote or as to any other specific action that should be taken in connection with the Proposed Transaction; or (iii) cre ate any fiduciary duty on Duff & Phelps’ part to any party. • The information utilized in preparing this presentation was obtained from the Company and from public sources. Any estimates and projections contained herein have been prepared by the management of the Company and involve numerous and significant subjective determinations, wh ich may or may not prove to be correct. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such in formation and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past or the future. Duff & Phelps did no t a ttempt to independently verify such information. • No selected company or selected transaction used in our analysis is directly comparable to the Company or the Proposed Transa cti on. • The information contained in this presentation is preliminary and subject to change. This presentation has been prepared on the basis of the Company's historical financial statements and projected business trends. Any material change to the Company's reported financial posit ion , results of operations or business prospects will necessarily impact the analysis contained in this presentation. Neither the Company, nor the Special Co mmittee, should rely on the information contained in this presentation unless and until it is delivered in final form.

3 CONFIDENTIAL Table of Contents 1. Introduction and Transaction Overview 2. Valuation Analysis – Discounted Cash Flow Analysis – Selected Public Company / M&A Transaction Analysis 3. Valuation Summary Appendix 1. Assumptions, Qualifications, and Limiting Conditions 2. Premium Analysis 3. Liquidation Analysis

Introduction and Transaction Overview Section 01

Introduction and Transaction Overview

The Engagement

- Duff & Phelps was retained by Pansoft Company Limited to serve as independent financial advisor to the Special Committee of independent directors of the Company (solely in its capacity as such).
- Specifically, Duff & Phelps has been asked to provide an opinion (the "Opinion") as of the date hereof as to the fairness, from a financial point of view, to the holders of ordinary shares, par value US $0.0059 per share, of the Company (individually, a "Share" and collectively, the "Shares"), other than holders of the Excluded Shares (defined below), of the per share consideration to be received by such holders in the contemplated transaction described below (the "Proposed Transaction") (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder).

The Proposed Transaction

- The Proposed Transaction involves a merger of a company formed for purposes of the Proposed Transaction (the "Merger Sub"), a wholly owned subsidiary of an entity formed by the Timesway Group Limited ("Timesway"), with and into the Company, with the Company continuing as the surviving corporation on the terms and subject to the conditions set forth in the Agreement and Plan of Merger, by and among the Company, Merger Sub and Timesway (the "Merger Agreement"). In connection with the Proposed Transaction, (a) Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Timesway, (b) each issued and outstanding Share (other than the Excluded Shares) shall be cancelled in exchange for the right to receive an amount in cash equal to $4.15 per Share without interest (the "Per Share Consideration").
- For purposes of the Opinion, "Excluded Shares" shall mean Shares issued and outstanding that are beneficially owned (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by (i) Timesway, Merger Sub or the Company as treasury shares (if applicable) or (ii) any direct or indirect wholly owned Subsidiary of the Company, or (iii) holders who have validly exercised and not effectively withdrawn or lost their appraisal rights. The terms and conditions of the Proposed Transaction are more fully set forth in the Agreement.
- We understand that Timesway Group Ltd., represented by Chairman Hugh Wang, currently beneficially own, in the aggregate, approximately 64% of the Company's issued and outstanding Shares.
- On April 23, 2012, the Special Committee received a revised preliminary non-binding offer from Timesway of $4.15 in cash per share. The revised Per Share Consideration represented a 10.4% increase over the original offer made on January 7, 2012 of $3.76.
- The Special Committee directed Duff & Phelps not to consider, nor take into consideration into our analysis, any other proposals, including the preliminary indication of interest from Winn Holdings, LLC that was contained in a letter dated April 5, 2012 (and related communications).

CONFIDENTIAL 5 DUFF & PHELPS

6 CONFIDENTIAL Introduction and Transaction Overview Scope of Analysis • In connection with our analysis, Duff & Phelps has made such reviews, analyses and inquiries as we have deemed necessary and app ropriate under the circumstances. 1. Reviewed the following documents: – The Company’s annual reports and audited financial statements on Form 20 - F, as amended, filed with the Securities and Exchange C ommission (“ SEC ”) for the year ended June 30, 2011, the Company’s unaudited interim financial statements for the six months ended December 3 1, 2011 included in the Company’s Form 6 - K filed with the SEC; – A detailed financial projections model, prepared by and provided to us by management of the Company, upon which we have relie d i n performing our analysis (the “ Management Projections ”); – Other internal documents relating to the history, current operations, and probable future outlook of the Company, which manag eme nt of the Company provided to us; – A letter dated May 11, 2012 from the management of the Company which made certain representations as to historical financial sta tements, financial projections and the underlying assumptions, and a pro forma schedule of assets and liabilities (including identified continge nt liabilities) for the Company on a post - transaction basis; and – A draft of the Merger Agreement dated as of May 11, 2012. 2. Discussed the information referred to above and the background and other elements of the Proposed Transaction with the manage men t of the Company; 3. Discussed with the management of the Company a schedule of estimated projected public company legal and audit costs contained in the Management Projections for fiscal years 2012 - 2016, which Duff & Phelps excluded from the Management Projections in performing its analysis; 4. Discussed with the management of the Company and their legal advisors the Company’s corporate structure and potential regulat ory and legal impediments to making certain cash distributions to the Company’s shareholders; 5. Reviewed the historical trading price and trading volume of the Company’s common stock, and the publicly traded securities of ce rtain other companies that Duff & Phelps deemed relevant; 6. Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a di scounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions t hat Duff & Phelps deemed relevant, an analysis of premiums paid in selected transactions that Duff & Phelps deemed relevant, and an analysis of the po ten tial liquidation value of the Company; and 7. Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Introduction and Transaction Overview

Corporate Structure and Ownership



Timesway (64%)
Hugh Wang
Chairman, Pansoft
Guoqiang Lin
CEO, Pansoft
Public Shareholders
(33%)
Institutional Investors
(3%)
Pansoft Company Limited
(British Virgin Islands)
(NASDAQ: PSOF)
Pansoft (China) Co., Ltd.
(Jinan, Shandong, China) 100%
("Pansoft China")
Pansoft (Hong Kong) Co., Ltd.
(Hong Kong, China) 100%
Beijing ITLamp Technology Co., Ltd.
(Kuerle, Xinjiang, China) 100%
("ITLamp")
Shandong HongAo Power Technology Co., Ltd.
(Jinan, Shandong, China) 55%
("HongAo")
Hefei Langji Technology Co., Ltd.
(Hefei, Anhui, China) 100%
("Langji")
Pansoft (Japan) Co., Ltd.
(British Virgin Islands) 100%
("Pansoft Japan")
Pansoft - Japan Corp., Ltd.
(Osaka, Japan) 100%
Pansoft Software Outsourcing Services Co., Ltd. (Jinan)
(Jinan, Shandong, China) 100%



Public & Other
33%
Insiders
64%
Institutional
3%

Pansoft Company Limited - Ownership

Shareholder	Shares	% of Outstanding
Wang, Hugh	3,425,494	64.28%
Prescott Group Capital Management L.L.C.	145,460	2.73%
Gillis, Paul	12,000	0.23%
UBS Global Asset Management	525	0.01%
Deutsche Bank, Private Banking and Investment	17	0.00%

Note: Timesway Group Limited, is controlled by Chairman Mr. Hugh Wang and Chief Executive Officer Mr. Guoqiang Lin
Source: Company Filings

CONFIDENTIAL
7
DUFF & PHELPS

8 CONFIDENTIAL Introduction and Transaction Overview Stock Trading Analysis Source: Capital IQ and Duff & Phelps Pansoft Company Limited - Trading History May 16, 2011 to May 10, 2012 0.00 10.00 20.00 30.00 40.00 50.00 60.00 70.00 80.00 $0.00 $0.50 $1.00 $1.50 $2.00 $2.50 $3.00 $3.50 $4.00 $4.50 Volume (thousands) Share Price Revised Offer $4.15 Average Price Prior to Original Offer $3.13 Average Price Post Original Offer $3.20 January 7, 2012 Timesway made a bid to acquire remaining shares of Pansoft for $3.76 per share Sept . 9 , 2011 Pansoft entered into an agreement to acquire Hefei Langji Technology Co., Ltd. for $1.7 million in cash and stock (1.6x EV /LTM Sales) Dec. 27 , 2011 Pansoft announced results for the FY 2011. FY 2011 revenues were $19.2 million, an increase of 59.0% over 2010 March 9, 2012 Pansoft announced Q2 results. The Company reported sales of $13.5 million and EPS of $0.17. June 22, 2011 Pansoft cancelled its annual meeting due to an SEC inquire regarding financial controls June 27, 2011 Pansoft filed its response to the SEC in regards to a letter dated March 16, 2011 April 23, 2012 The Special Committee recieved a revised offer from Timesway for $4.15 per share. Pansoft Company Limited Historical Trading Metrics (in thousands, except per share) 1-yr. prior to original offer Post original offer Average Closing Price $3.13 Average Closing Price $3.20 High $4.88 High $3.55 Low $1.59 Low $2.01 Average Volume 5.6 Average Volume 7.0 % of Shares Issued and Outstanding 0.1% % of Shares Issued and Outstanding 0.1% % of Float 0.3% % of Float 0.4%

Introduction and Transaction Overview

Proposed Transaction

Pansoft Company Limited - Premium Analysis

	Closing Price	Implied Premium
Current stock price (5/10/12)	$3.25	27.7%
One-day prior to revised offer (4/22/12)	$3.30	25.8%
One-day prior to original offer (1/6/12)	$2.01	106.5%
One-week prior to original offer (12/31/11)	$1.90	118.4%
Average 30-days prior to original offer	$2.26	83.5%
Average 60-days prior to original offer	$2.30	80.7%
Average 90-days prior to original offer	$2.21	88.0%
One-year prior to original offer (1/6/11)	$4.05	2.5%
Initial Public Offering (9/5/2008)	$7.00	(40.7%)
Revised Offer (4/23/2012)	$4.15	

Source: Capital IQ and SEC filings

Pansoft Company Limited - Implied Multiples Analysis
(USD in millions, except per share data)

	Financials 12/31/2011	Revised Offer $4.15	Original Offer $3.76	Change 10.4%
Fully Diluted Common Shares Issued and Outstanding (in millions)	5.47			
Market Value of Common Equity		$22.7	$20.6	10.4%
Plus: Total Debt Outstanding	$0.0	0.0	0.0	-
Plus: Non-Controlling HongAo JV Interests (1)	$2.5	2.5	2.5	-
Less: PV of Government Grants	($0.6)	(0.6)	(0.6)	-
Less: Cash and Investments (2)	($10.0)	(10.0)	(10.0)	-
Less: Proceeds from Exercise of Options	($0.1)	(0.1)	(0.1)	-
Implied Enterprise Value		$14.5	$12.3	17.3%
Implied Multiples:				
EV / LTM Sales	$21.9	0.66x	0.56x	0.10x
EV / Adjusted LTM Sales (3)	$19.9	0.73x	0.62x	0.11x
EV / 3yr. Avg. EBITDA (4)	$3.6	4.1x	3.5x	0.6x
EV / LTM EBITDA (4)	$1.8	8.1x	6.9x	1.2x
EV / Adjusted LTM EBITDA (3) (4)	$3.6	4.0x	3.4x	0.6x
Price / 3yr. Avg. EPS (4)	$0.52	8.0x	7.2x	0.7x
Price / LTM EPS (4)	$0.11	36.6x	33.2x	3.4x
Price / Adjusted LTM EPS (3) (4)	$0.44	9.4x	8.5x	0.9x
EV / LTM Reported EBITDA	$1.4	10.2x	8.7x	1.5x
Price / LTM Reported EPS	$0.04	98.7x	89.4x	9.3x
Management Projections:				
EV / Projected 2012 EBITDA (4)	$5.1	2.8x	2.4x	0.4x
EV / Projected Adjusted 2012 EBITDA (3) (4)	$5.8	2.5x	2.1x	0.4x
EV / Projected 2013 EBITDA (4)	$7.4	1.9x	1.7x	0.3x
Price / 2012 EPS (4)	$0.56	7.4x	6.7x	0.7x
Price / 2013 EPS (4)	$0.91	4.5x	4.1x	0.4x
Price / Book	$4.12	1.01x	0.91x	0.09x
Price / Tangible Book	$3.22	1.29x	1.17x	0.12x

Notes:

(1) Estimated fair market value of the 44.99% non-controlling interest.

(2) Reflects limitations on dividend distributions.

(3) Adjusted EBITDA excludes Pansoft Japan.

(4) Net income and EBITDA adjusted for one-time items and excludes public company costs.
Management projections converted from RMB to USD.

CONFIDENTIAL

9

DUFF & PHELPS

Introduction and Transaction Overview

Per Share Valuation

Valuation Summary

(¥ in thousands, except per share values)

	Low	High
Enterprise Value		
Discounted Cash Flow Analysis	¥75,100	¥99,600
Selected Public Company / M&A Transaction Analysis	71,000	106,500
Enterprise Value	**¥73,050**	**¥103,050**
Plus: Proceeds from Exercise of Options	570	570
Plus: PV of Government Grants	2,021	6,062
Less: Debt (1)	0	0
Less: Non-Controlling HongAo JV Interests (2)	(15,794)	(15,794)
Common Equity Value (Excluding Cash and Investments)	**¥59,847**	**¥93,888**
Fully Diluted Common Shares Issued and Outstanding	5,471,232	5,471,232
Value Per Share (RMB)	¥10.94	¥17.16
RMB to USD FX rate (as of 5/10/2012)	6.30	6.30
Per Share (Excluding Excess Cash and Investments)	**$1.73**	**$2.72**
Excess Cash and Investments (3)	63,156	63,156
Cash Value Per Fully Diluted Common Share Issued and Outstanding (RMB)	¥11.54	¥11.54
Cash Value Per Fully Diluted Common Share Issued and Outstanding (USD)	$1.83	$1.83
Per Share	**$3.57**	**$4.55**

Offer Price
$4.15

Implied Multiples

	RMB	USD	Low	High
EV / LTM EBITDA	¥10,608	$1,783	6.9x	9.7x
EV / Adjusted LTM EBITDA (4)	¥22,996	$3,609	3.2x	4.5x
EV / 3-Yr. Avg EBITDA	¥24,063	$3,555	3.0x	4.3x
EV / 2012 EBITDA	¥32,647	$5,124	2.2x	3.2x
EV / Adjusted 2012 EBITDA (4)	¥37,185	$5,837	2.0x	2.8x
EV / LTM Sales	¥139,555	$21,921	0.52x	0.74x
EV / Adjusted LTM Sales (4)	¥126,836	$19,909	0.58x	0.81x
P / 3-Yr. Avg EPS	¥3.32	$0.52	6.8x	8.7x
P / LTM EPS	¥0.72	$0.11	31.1x	39.7x
P / LTM EPS (excluding cash)	¥0.60	$0.09	18.1x	28.5x
P / Adjusted LTM EPS (excluding cash) (4)	¥2.64	$0.41	4.1x	6.5x
P / 2012 EPS	¥3.55	$0.56	6.3x	8.1x
P / 2012 EPS (excluding cash)	¥3.54	$0.56	3.1x	4.9x
P / Book Value	¥26.26	$4.12	0.87x	1.10x
P / Tangible Book Value	¥20.50	$3.22	1.11x	1.42x

(1) Balance as of December 31, 2011.
(2) Estimated fair market value of the 44.99% non-controlling interest.
(3) Reflects limitations on dividend distributions.
(4) Excludes Pansoft Japan.
Net income and EBITDA adjusted for one-time items and excludes public company costs.

CONFIDENTIAL

10

DUFF & PHELPS

11 CONFIDENTIAL Introduction and Transaction Overview Stock Price Range $3.13 $2.21 $2.01 $4.15 $3.76 $3.20 $3.25 $2.52 $3.12 $3.22 $0.00 $1.00 $2.00 $3.00 $4.00 $5.00 $6.00 $7.00 1 Year Average 90 Day Average One Day Revised Offer 04/23/12 Original Offer 01/07/12 Average Price Post Original Offer Current 05/10/12 Discounted Cash Flow Analysis Selected Public Company / M&A Transaction Analysis Liquidation Analysis Tangible Book Value Pansoft Company Limited Prior to Original Offer Implied Price per Share $3.07 $2.52 $4.45 $3.63 $4.65 $3.51 Revised Offer: $4.15

Valuation Analysis Section 02

13 CONFIDENTIAL Valuation Analysis Discounted Cash Flow Analysis - Methodology and Key Assumptions Discounted Cash Flow Methodology • Duff & Phelps performed a discounted cash flow analysis of the projected unlevered free cash flows . • Unlevered free cash flow is defined as cash generated by the business that is available to either reinvest or to distribute to security holders . • Projected free cash flows are discounted to the present using a discount rate which reflects their relative risk . • The discount rate is equivalent to the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles . • Projected free cash flows are converted at each period from RMB to USD based on the forward rates . The cash flows are discounted using a USD - based weighted average cost of capital and converted back into RMB using a current spot exchange rate . Discounted Cash Flow Key Assumptions • Duff & Phelps used financial projections as provided by the Company’s management for the years ending June 30 , 2012 - 2016 (excluding public company expenses, as provided by management) and extrapolated such financial projections for another five years, trending the revenue growth rate down to 3 . 0 % and reducing EBITDA margins to a long - term sustainable level . • Beyond the projection period, Duff & Phelps estimated the “terminal value” using a perpetuity formula and assuming a 3 . 0 % terminal growth rate . • Duff & Phelps discounted the resulting free cash flows and terminal value using a weighted average cost of capital range of 22 . 5 % to 27 . 5% , derived from the Capital Asset Pricing Model . • The following is a summary of the management projections and extrapolations of such projections utilized in the discounted cash flow analysis : – The Company’s revenue is projected to increase at a compound annual growth rate (“ CAGR ”) of 14 . 2 % over the ten - year period ending 2021 . – EBITDA is projected to increase at a CAGR of 13 . 2 % over the ten - year period ending 2021 . – The Company’s average EBITDA margin over the 2012 - 2021 projection period is 16 . 6% . – Net capital expenditures, excluding new acquisitions, are projected to average 2 . 0 % of revenue over the period from 2012 through 2021 .

14 CONFIDENTIAL Valuation Analysis Historical Financial Performance – Consolidated Pansoft Company Limited - Historical Financial Summary ( in thousands, except per share values) Reported (as converted to RMB) Company Projected For the Fiscal Period Ending 12 months June 30, 2009A 12 months June 30, 2010A 12 months June 30, 2011A LTM Dec. 31, 2011A Adjusted LTM Dec. 31, 2011A (1) Total Sales 57,769 82,315 126,894 139,555 126,836 Growth 42.5% 54.2% Gross Profit 30,076 39,629 42,293 32,090 39,816 Margin % 52.1% 48.1% 33.3% 23.0% 31.4% EBITDA 21,730 29,861 20,599 10,608 22,996 Margin % 37.6% 36.3% 16.2% 7.6% 18.1% Growth 37.4% (31.0%) Net Income Attributable to Pansoft Shareholders 18,995 25,292 11,831 1,602 13,224 Margin % 32.9% 30.7% 9.3% 1.1% 10.4% Growth 33.2% (53.2%) Normalized Diluted EPS (RMB) 3.26 4.30 2.40 0.72 2.80 Growth 32.1% (44.3%) Normalized Diluted EPS (USD) $0.51 $0.68 $0.38 $0.11 $0.44 Growth 32.1% (44.3%) Capital Expenditures 1,495 1,601 7,598 4,708 % of Sales 2.6% 1.9% 6.0% 3.4% (1) Adjusted LTM EBITDA excludes Pansoft Japan. Note: EBITDA and net income exclude public company costs.

15 CONFIDENTIAL Valuation Analysis Projected Financial Performance – Consolidated Pansoft Company Limited - Projected Financial Summary ( in thousands, except per share values) Company Projected CAGR For the Fiscal Period Ending 12 months June 30, 2012P 12 months June 30, 2013P 12 months June 30, 2014P 12 months June 30, 2015P 12 months June 30, 2016P 3 Year 5 Year Total Sales 190,894 237,779 297,155 344,302 399,465 32.8% 25.8% Growth 50.4% 24.6% 25.0% 15.9% 16.0% Gross Profit 60,786 81,098 96,479 108,714 120,683 Margin % 31.8% 34.1% 32.5% 31.6% 30.2% EBITDA 32,647 47,085 56,024 62,095 69,143 Margin % 17.1% 19.8% 18.9% 18.0% 17.3% Growth 58.5% 44.2% 19.0% 10.8% 11.3% 39.6% 27.4% Net Income Attributable to Pansoft Shareholders 19,448 31,722 38,846 45,583 53,826 Margin % 10.2% 13.3% 13.1% 13.2% 13.5% Growth 64.4% 63.1% 22.5% 17.3% 18.1% Diluted EPS (RMB) 3.55 5.80 7.10 8.33 9.84 Growth 48.3% 63.1% 22.5% 17.3% 18.1% Diluted EPS (USD) $0.56 $0.91 $1.11 $1.30 $1.53 Growth 49.6% 62.5% 21.8% 16.7% 17.4% Capital Expenditures 3,170 3,726 5,677 4,516 4,415 % of Sales 1.7% 1.6% 1.9% 1.3% 1.1% Note: EBITDA and net income exclude public company costs.

Valuation Analysis

DCF Valuation Summary

Discounted Cash Flow Analysis

(¥ in thousands, except per share values)

	LTM	2012P	2013P	2014P	2015P	2016P	2021P	CAGR 3 Year	CAGR 5 Year	CAGR 10 Year
Sales	¥ 139,555	¥ 190,894	¥ 237,779	¥ 297,155	¥ 344,302	¥ 399,465	¥ 476,665	**32.8%**	**25.8%**	**14.2%**
Growth	*39.9%*	*50.4%*	*24.6%*	*25.0%*	*15.9%*	*16.0%*	*3.0%*			
EBITDA	10,608	32,647	47,085	56,024	62,095	69,143	71,339			
EBITDA Margin	*7.6%*	*17.1%*	*19.8%*	*18.9%*	*18.0%*	*17.3%*	*15.0%*			
Growth	*-58.3%*	*58.5%*	*44.2%*	*19.0%*	*10.8%*	*11.3%*	*3.0%*	**39.6%**	**27.4%**	**13.2%**
		1/12 - 6/12								
Earnings Before Interest and Taxes		¥ 14,841	¥ 36,210	¥ 45,862	¥ 54,243	¥ 63,133	¥ 60,262			
Taxes (1)		(2,605)	(6,334)	(7,588)	(14,406)	(16,057)	(16,257)			
Net Operating Profit After Tax		12,236	29,877	38,274	39,837	47,076	44,005			
Depreciation		2,899	5,921	6,064	5,100	5,542	11,077			
Amortization		2,042	4,954	4,098	2,753	467	0			
Capital Expenditures		(2,143)	(3,726)	(5,677)	(4,516)	(4,415)	(11,917)			
(Increase) / Decrease in Working Capital		(27,514)	(20,395)	(25,829)	(20,509)	(23,996)	(6,039)			
Free Cash Flow		(¥ 12,480)	¥ 16,630	¥ 16,930	¥ 22,664	¥ 24,675	¥ 37,126			
Terminal Growth Rate		3.0%	3.0%							
Discount Rate		27.5%	22.5%							
Enterprise Value Range (Rounded)		**¥ 75,100**	**¥ 99,600**							
Implied Equity Value		125,053	153,594							
Fully Diluted Common Shares Issued and Outstanding		5,471,232	5,471,232							
Implied Per Share Range (RMB)		**¥ 22.86**	**¥ 28.07**							
Implied Per Share Range (USD)		**$3.63**	**$4.45**							
Implied Enterprise Value Multiples										
EV / LTM EBITDA	¥ 10,608	7.1x	9.4x							
EV / Adjusted LTM EBITDA (2)	22,996	3.3x	4.3x							
EV / 3-Yr. Avg EBITDA	24,063	3.1x	4.1x							
EV / 2012 EBITDA	32,647	2.3x	3.1x							
EV / Adjusted 2012 EBITDA (2)	37,185	2.0x	2.7x							
EV / LTM Sales	139,555	0.54x	0.71x							
EV / Adjusted LTM Sales (2)	126,836	0.59x	0.79x							
P / Book	26.26	0.87x	1.07x							
P / Tangible Book	20.50	1.12x	1.37x							

(1) Management provided tax rate of 15% in 2012-2014 (due to the Company qualifying as a high and new technology enterprise). Tax rate assumed to be 25% thereafter.
(2) Excludes Pansoft Japan.
Note: EBITDA excludes public company costs.

CONFIDENTIAL
16
DUFF & PHELPS

17 CONFIDENTIAL Valuation Analysis Selected Public Company / M&A Transaction Analysis Methodology Selected Public Company Analysis • Duff & Phelps reviewed the current trading multiples of 21 publicly traded companies that we determined to be relevant to our an alysis. • These companies operate in the IT Services industry. • While all companies Duff & Phelps deemed relevant to its analysis were considered, companies with enterprise values greater t han $500 million were excluded from the broader Global IT Services and IT Consulting groups. • Analyzed the LTM and projected sales, EBITDA, and EPS for each of the publicly traded companies. Selected M&A Transaction Analysis • Duff & Phelps selected merger and acquisition transactions involving target companies that Duff & Phelps determined to be rel eva nt to its analysis. Duff & Phelps computed the LTM EBITDA for each of the target companies (where publicly disclosed). Duff & Phelps then calculated th e i mplied enterprise value for each transaction to the target’s respective sales and EBITDA. • Duff & Phelps selected 32 precedent transactions. Selected Public Company / M&A Transaction Analysis • Duff & Phelps analyzed a number of factors in comparing the Company to the selected public companies and the targets in the s ele cted M&A transactions, including historical and forecasted growth in sales and profits, profit margins and other characteristics that we deemed relevant. • Rather than applying the average or median multiple from the public company set, Duff & Phelps selected multiples that reflec t t he Company’s size, growth outlook, profit margins, sales mix, and other characteristics relative to the group. Based on our review of publicly available information, none of the companies utilized for comparative purposes in the following analysis are directly comparable to the Company, and none of the transactions utilized for comparative purposes in the following analysis are directly comparable to the Proposed Transaction . Duff & Phelps does not have access to nonpublic information of any of the companies used for comparative purposes . Accordingly, a complete valuation analysis of the Company and the Proposed Transaction cannot rely solely upon a quantitative review of the selected companies and selected transactions, and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company . For example, the Company is not directly comparable to the Selected Public Companies and target companies in the Selected M&A Transactions Analysis given certain characteristics including the Company’s small size, its geographic concentration in mainland China, significant customer concentration, limited industry focus, recent investments in non - core or start - up business lines, and recent performance declines . Therefore, the Selected Public Companies / Selected M&A Transactions Analysis is subject to certain limitations .

18 CONFIDENTIAL Valuation Analysis Selected Public Company Analysis – Financial Metrics Selected Public Company Analysis ($ in millions, except per share value) Company Information Market Data Sales Growth EBITDA Growth EBITDA Margin Company Name Stock Price on 5/10/12 % of 52-Wk High EV 3- Yr CAGR LTM 2012 2013 3- Yr CAGR LTM 2012 2013 LTM 2012 2013 China IT Services Companies (US/UK Listed) Camelot Information Systems Inc. $2.49 13.1% $8 35.8% 17.8% 17.0% 10.6% NM NM NM 41.2% -2.2% 9.6% 12.2% e-Future Information Technology Inc. 3.91 65.2 7 9.7 12.6 NA NA NM NM NA NA -2.0 NA NA hiSoft Technology International Ltd. 15.29 88.1 380 29.5 49.8 31.7 22.7 43.1% 53.9% 64.5% 30.1 11.7 13.9 14.7 Isoftstone Holdings Limited 8.04 40.3 394 50.9 43.9 32.7 28.8 85.2 106.8 51.5 29.2 11.6 13.2 13.3 Recon Technology, Ltd. 2.13 54.3 10 NM NM NA NA NM NM NA NA -25.1 NA NA VanceInfo Technologies Inc. 11.45 36.3 378 40.2 33.8 27.3 23.6 18.4 -23.8 76.6 19.6 10.8 15.0 14.5 Group Median 47.3% $194 35.8% 33.8% 29.5% 23.1% 43.1% 53.9% 64.5% 29.7% 4.4% 13.5% 13.9% China IT Services Companies (SHSE/SEHK Listed) Insigma Technology Co., Ltd. $0.82 59.7% $599 3.8% 5.9% NA NA -17.7% -18.0% NA NA 1.5% NA NA Kingdee International Software Group Co. Ltd. 0.19 30.6 489 32.2 40.8 25.1% 25.4% -8.5 -54.9 NA NA 6.2 NA NA UFIDA Software Co., Ltd. 2.63 81.8 2,543 33.5 33.2 27.0 24.6 30.4 106.6 5.1% 36.2% 15.4 13.6% 14.8% Group Median 59.7% $599 32.2% 33.2% 26.1% 25.0% -8.5% -18.0% 5.1% 36.2% 6.2% 13.6% 14.8% Global IT Services and ERP Companies (1) Acando Ab $1.99 80.9% $123 -1.8% 2.2% NA NA -6.6% 12.5% NA NA 8.6% NA NA Allgeier Holding Ag 15.03 82.9 134 28.5 22.7 0.0% 13.3% 21.5 35.6 9.1% 21.5% 5.4 5.4% 1.0% American Software, Inc. 8.50 86.7 176 -1.3 25.9 11.5 11.3 7.3 85.2 NA NA 19.6 NA NA The Descartes Systems Group Inc 8.39 91.4 471 20.0 14.9 11.1 13.1 24.6 24.2 16.2 15.4 27.9 29.2 29.8 Exact Holding Nv 22.68 73.2 452 -6.2 -5.5 2.5 2.7 -5.1 -4.3 7.5 3.6 22.9 24.0 24.2 Industrial & Financial Systems IFS AB 15.05 81.3 322 0.8 0.3 5.6 3.9 10.5 7.4 40.7 16.7 10.5 14.2 15.9 Kewill plc 1.54 91.4 121 5.7 0.4 4.4 6.2 10.2 -11.7 9.0 13.2 15.2 19.3 20.6 QAD Inc. 12.25 86.6 136 -2.0 12.4 5.9 5.9 65.1 66.9 34.5 25.4 9.1 11.6 13.8 Group Median 84.7% $156 -0.3% 7.3% 5.6% 6.2% 10.4% 18.3% 12.7% 16.0% 12.9% 16.7% 18.2% IT Consulting and Software Development (1) Firstsource Solutions Limited $0.16 43.4% $348 17.5% 10.0% 8.9% 7.9% 0.9% -5.3% -20.2% 45.8% 10.1% 8.6% 11.6% Gfi Informatique S.A. 3.90 71.8 337 -3.2 24.3 2.0 1.9 -8.4 19.8 4.5 6.8 6.6 6.8 7.1 Mindtree Limited 10.95 97.1 384 15.7 26.9 18.4 13.5 -12.3 22.3 61.7 11.4 11.7 15.9 15.6 Persistent Systems Limited 6.81 91.1 211 19.0 28.9 16.3 11.4 -3.3 2.0 65.3 8.6 16.3 23.2 22.6 Group Median 81.5% $343 16.6% 25.6% 12.6% 9.7% -5.8% 10.9% 33.1% 10.0% 10.9% 12.3% 13.6% Mean 68.9% $382 16.4% 20.1% 14.6% 13.3% 14.2% 23.6% 30.4% 21.6% 9.1% 14.9% 15.4% Median 80.9% $337 16.6% 20.2% 11.5% 11.4% 8.7% 16.2% 25.4% 19.6% 10.5% 13.9% 14.7% Pansoft Company Limited 47.1% 39.9% 50.4% 24.6% -15.4% -58.3% 58.5% 44.2% 7.6% 17.1% 19.8% Pansoft Company Limited Adjusted to Exclude Pansoft Japan 42.4% 27.1% 44.2% 15.4% 7.1% -15.6% NA 16.0% 18.1% 21.6% 21.7% (1) Not including companies larger than $500 million in enterprise value LTM = Latest Twelve Months CAGR = Compounded Annual Growth Rate EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization Source: Bloomberg, Capital IQ, SEC filings Note: EBITDA excludes public company costs

19 CONFIDENTIAL Valuation Analysis Selected Public Company Analysis – Market Multiples Selected Public Company Analysis ($ in millions, except per share value) Company Information Market Data Cash per Share Price as a Multiple of Enterprise Value as a Multiple of Company Name Stock Price on 5/10/12 % of 52-Wk High EV Debt / EV Dollars ($) Percent (%) LTM EPS 2012 EPS Book Value LTM EBITDA 2012 EBITDA 2013 EBITDA 3 yr. Avg. EBITDA LTM Sales China IT Services Companies (US/UK Listed) Camelot Information Systems Inc. $2.49 13.1% $8 0.0% $2.31 92.7% NM 6.2x 0.5x NM 0.3x 0.2x 0.5x 0.04x e-Future Information Technology Inc. 3.91 65.2 7 0.0 14.52 58.8 NM NA 0.8 NM NA NA NM 0.26 hiSoft Technology International Ltd. 15.29 88.1 380 0.0 4.15 27.1 23.2x 13.1 2.2 13.5x 9.5 7.3 21.7 1.58 Isoftstone Holdings Limited 8.04 40.3 394 3.0 1.81 22.6 21.6 10.9 1.5 12.0 7.9 6.1 18.8 1.39 Recon Technology, Ltd. 2.13 54.3 10 10.5 0.28 2.0 NM NA 0.7 NM NA NA NM 1.44 VanceInfo Technologies Inc. 11.45 36.3 378 0.0 2.61 22.8 24.8 12.7 1.6 12.4 7.0 5.9 11.4 1.34 Group Median 47.3% $194 0.0% 25.0% 23.2x 11.8x 1.2x 12.4x 7.5x 6.0x 15.1x 1.36x China IT Services Companies (SHSE/SEHK Listed) Insigma Technology Co., Ltd. $0.82 59.7% $599 0.0% $0.13 15.4% 33.2x 16.7x 2.4x 43.8x NA NA 54.2x 0.6x Kingdee International Software Group Co. Ltd. 0.19 30.6 489 16.5 0.32 163 50.4 12.8 1.9 24.7 NA NA 16.1 1.53 UFIDA Software Co., Ltd. 2.63 81.8 2,543 3.7 0.14 5 32.9 22.1 5.6 25.3 22.7x 16.6x 33.9 3.90 Group Median 59.7% $599 3.7% 15.4% 33.2x 16.7x 2.4x 25.3x 22.7x 16.6x 33.9x 1.53x Global IT Services and ERP Companies (1) Acando Ab $1.99 80.9% $123 0.0% $0.26 13.2% 30.4x NM 1.3x 6.5x NA NA 8.2x 0.56x Allgeier Holding Ag 15.03 82.9 134 26.4 5.43 36.1 2.3 19.8x 1.2 5.0 4.6x 3.8x 6.4 0.27 American Software, Inc. 8.50 86.7 176 0.0 2.03 23.9 21.1 15.6 2.9 9.0 NA NA 15.7 1.76 The Descartes Systems Group Inc 8.39 91.4 471 0.0 1.05 12.5 NM 15.4 2.4 14.8 12.7 11.0 19.0 4.13 Exact Holding Nv 22.68 73.2 452 0.9 3.05 13.5 18.5 11.2 3.5 7.1 6.6 6.3 6.8 1.62 Industrial & Financial Systems IFS AB 15.05 81.3 322 1.0 2.42 16.1 17.1 14.7 2.1 8.1 5.8 5.0 8.9 0.85 Kewill plc 1.54 91.4 121 0.0 0.28 18.3 22.6 12.2 1.5 8.4 6.2 5.4 7.7 1.28 QAD Inc. 12.25 86.6 136 7.6 4.85 39.6 18.8 13.1 3.1 6.0 4.5 3.6 7.8 0.55 Group Median 84.7% $156 0.4% 17.2% 18.8x 14.7x 2.2x 7.6x 6.0x 5.2x 8.0x 1.07x IT Consulting and Software Development (1) Firstsource Solutions Limited $0.16 43.4% $348 85.3% $0.28 178.1% 36.5x 4.3x 0.3x 8.5x 9.9x 6.8x 7.6x 0.86x Gfi Informatique S.A. 3.90 71.8 337 36.9 0.46 11.9 0.3 7.9 0.8 6.4 6.1 5.7 6.1 0.42 Mindtree Limited 10.95 97.1 384 1.8 1.70 15.5 17.9 10.1 2.5 9.2 5.7 5.1 9.4 1.07 Persistent Systems Limited 6.81 91.1 211 0.0 1.54 22.6 71.4 9.4 1.7 6.9 4.2 3.8 7.1 1.12 Group Median 81.5% $343 19.4% 19.1% 27.2x 8.6x 1.3x 7.7x 5.9x 5.4x 7.4x 0.96x Mean 68.9% $382 9.2% 38.6% 26.1x 12.7x 1.9x 12.6x 7.6x 6.2x 14.1x 1.27x Median 80.9% $337 0.9% 22.6% 22.6x 12.8x 1.7x 8.7x 6.2x 5.7x 8.9x 1.12x (1) Not including companies larger than $500 million in enterprise value LTM = Latest Twelve Months Enterprise Value (EV) = (Market Capitalization) + (Debt + Preferred Stock + Minority Interest) - (Cash & Equivalents) EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization Source: Bloomberg, Capital IQ, SEC filings

Valuation Analysis

Selected Public Company Analysis – Ranking Tables

Selected Public Company Ranking Charts

Company	Enterprise Value
UFIDA Software Co., Ltd.	$2,543
Insigma Technology Co., Ltd.	$599
Kingdee International Software Group Co. Ltd.	$489
The Descartes Systems Group Inc	$471
Exact Holding Nv	$452
Isoftstone Holdings Limited	$394
Mindtree Limited	$384
hiSoft Technology International Ltd.	$380
VanceInfo Technologies Inc.	$378
Firstsource Solutions Limited	$348
Gfi Informatique S.A.	$337
Industrial & Financial Systems IFS AB	$322
Persistent Systems Limited	$211
American Software, Inc.	$176
QAD Inc.	$136
Algeier Holding Ag	$134
Acando Ab	$123
Kewill plc	$121
Pansoft	**$14**
Recon Technology, Ltd.	$10
Camelot Information Systems Inc.	$8
e-Future Information Technology Inc.	$7

Company	LTM EBITDA Growth
Isoftstone Holdings Limited	106.8%
UFIDA Software Co., Ltd.	106.6%
American Software, Inc.	85.2%
QAD Inc.	66.9%
hiSoft Technology International Ltd.	53.9%
Allgeier Holding Ag	35.6%
The Descartes Systems Group Inc	24.2%
Mindtree Limited	22.3%
Gfi Informatique S.A.	19.8%
Acando Ab	12.5%
Industrial & Financial Systems IFS AB	7.4%
Persistent Systems Limited	2.0%
Exact Holding Nv	-4.3%
Firstsource Solutions Limited	-5.3%
Kewill plc	-11.7%
Insigma Technology Co., Ltd.	-18.0%
VanceInfo Technologies Inc.	-23.8%
Kingdee International Software Group Co. Ltd.	-54.9%
Pansoft	**-58.3%**
Camelot Information Systems Inc.	NM
e-Future Information Technology Inc.	NM
Recon Technology, Ltd.	NM

Company	LTM EBITDA Margin
The Descartes Systems Group Inc	27.9%
Exact Holding Nv	22.9%
American Software, Inc.	19.6%
Persistent Systems Limited	16.3%
UFIDA Software Co., Ltd.	15.4%
Kewill plc	15.2%
hiSoft Technology International Ltd.	11.7%
Mindtree Limited	11.7%
Isoftstone Holdings Limited	11.6%
VanceInfo Technologies Inc.	10.8%
Industrial & Financial Systems IFS AB	10.5%
Firstsource Solutions Limited	10.1%
QAD Inc.	9.1%
Acando Ab	8.6%
Pansoft	**7.6%**
Gfi Informatique S.A.	6.6%
Kingdee International Software Group Co. Ltd.	6.2%
Allgeier Holding Ag	5.4%
Insigma Technology Co., Ltd.	1.5%
e-Future Information Technology Inc.	-2.0%
Camelot Information Systems Inc.	-2.2%
Recon Technology, Ltd.	-25.1%

Source: Capital IQ

Note: EBITDA excludes public company costs.

CONFIDENTIAL

20

DUFF & PHELPS

21 CONFIDENTIAL Valuation Analysis Selected M&A Transaction Analysis – International Transactions Analysis - International (USD in Millions) Premium as a % of Announced Target Name Target Business Description Acquirer Name EV LTM Revenue LTM EBITDA EBITDA Margin EV / EBITDA EV / Sales 1-Day Prior 1-Week Prior 1-Month Prior 2/8/12 Taleo Corp. Provides on-demand talent management software solutions. Oracle Corporation $1,805.5 $315.4 $25.0 7.9% NM NM 18.1 24.1 24.2 2/1/12 CDC Software Corporation Provides a suite of scalable enterprise software applications that delivers industry- specific functionalities worldwide. Vista Equity Partners $264.8 $218.9 $21.8 10.0% 12.1x 1.21x NM NM NM 1/7/12 2nd Story Software, Inc. Provides tax preparation software and Web-based services in the United States. InfoSpace, Inc. $287.5 $78.1 N/A N/A N/A 3.68x NM NM NM 12/9/11 Workplace Systems International plc Engages in the development, supply, and implementation of software products and services for workforce management. LDC Ltd. $60.2 $15.2 $0.7 4.7% NM 3.95x 86.9 82.8 67.9 12/2/11 SuccessFactors, Inc. Provides cloud-based business execution software solutions that enable organizations to bridge the gap between business strategy and results. SAP America, Inc. $3,516.0 $291.8 N/A N/A N/A 12.05x 52.4 77.3 46.7 8/16/11 Vangent, Inc. Provides information management and business process outsourcing services. General Dynamics Information Technology, Inc. $1,299.1 $713.0 $87.1 12.2% 14.9x 1.82x NM NM NM 4/4/11 Epicor Software Corporation Designs, develops, and markets enterprise application management solutions. Apax Partners Worldwide LLP $951.5 $453.3 $54.4 12.0% 17.5x 2.10x 11.2 18.0 20.5 3/28/11 Access UK Ltd. Provides business and accounting software and consulting services. Lyceum Capital Partners LLP $80.2 $44.9 $8.8 19.6% 9.1x 1.79x NM NM NM 3/11/11 Lawson Software, Inc. Provides enterprise software, services, and support. Golden Gate Capital $1,779.4 $755.2 $134.4 17.8% 13.2x 2.36x -2.2 11.8 12.7 1/31/11 Works Applications Co., Ltd. Engages in the development and sale of ERP package software systems and related support services for large firms. Polaris Capital Group Co., Ltd. $225.6 $280.7 $27.6 9.8% 8.2x 0.80x 34.1 35.0 30.2 12/23/10 Sungard Public Sector Holdings Limited Provides software solutions and consulting services. The Capita Group Plc $132.6 $170.5 N/A N/A N/A 0.78x NM NM NM 10/14/10 Trintech Group PLC Provides integrated financial software solutions for businesses. Spectrum Equity Investors $75.7 $33.9 $5.2 15.3% 14.5x 2.23x -4.5 -6.1 36.1 6/3/10 Maconomy A/S Provides enterprise resource planning (ERP) accounting software solutions for professional services firms. Deltek, Inc $63.6 $36.8 $3.7 10.0% 17.3x 1.73x 9.0 49.6 79.8 11/4/09 I2 Technologies, Inc. Provides supply chain management solutions worldwide. JDA Software Group Inc. $346.4 $231.8 $50.3 21.7% 6.9x 1.49x 9.0 9.4 12.6 7/20/09 SAF Simulation, Analysis and Forecasting AG Engages in the development, distribution, and maintenance of ordering and forecasting software for the trade, logistics, and industrial sectors. SAP AG $53.6 $24.8 $7.3 29.7% 7.3x 2.16x 9.5 18.6 29.8 6/11/09 SoftBrands, Inc. Provides enterprise software and related professional services for businesses in the manufacturing and hospitality industries. Golden Gate Capital $80.5 $99.7 $13.4 13.4% 6.0x 0.81x 95.7 91.7 240.7 4/29/09 I-Many, Inc. Develops and provides contract management software and services to enterprises. LLR Partners Inc. $41.2 $37.0 N/A N/A N/A 1.12x 90.7 165.2 221.1 Mean 14.2% 11.6x 2.50x 34.2 48.1 68.5 Median 12.2% 12.1x 1.80x 14.7 29.5 33.1 Source: Capital IQ

Valuation Analysis

Selected M&A Transaction Analysis – China

Transactions Analysis - China

(USD in Millions)

Announced	Target Name	Target Business Description	Acquirer Name	EV	LTM Revenue	LTM EBITDA	EBITDA Margin	EV / EBITDA	EV / Sales	Premium as a % of 1-Day Prior	Premium as a % of 1-Week Prior	Premium as a % of 1-Month Prior
3/8/12	Armitage Technologies Holding Limited	Provides information technology services.	Figo Investments Limited	$1.0	$11.4	N/A	N/A	N/A	0.1x	NM	NM	NM
2/19/12	China TransInfo Technology Corp.	Provides intelligent transportation systems and related technology solutions.	CEO Shuguang Xia	$132.9	$167.0	$19.9	11.9%	6.7x	0.80x	9.7	16.0	20.0
9/22/11	Anhui Handgo Information Technology Co., Ltd.	Engages in the development, manufacture and sale of computer software and hardware.	Anhui Wantong Technology Co., Ltd.	$6.5	$9.8	N/A	N/A	N/A	0.66x	NM	NM	NM
9/9/11	Hefei Langji Technology Co., Ltd.	Develops human resource software solutions for coal mining industry.	Pansoft Company Limited	$1.7	$1.0	N/A	N/A	N/A	1.64x	NM	NM	NM
4/12/11	LW International Holdings Limited	Offers business process outsourcing services.	VanceInfo Technologies Inc.	$5.6	$4.5	N/A	N/A	N/A	1.24x	NM	NM	NM
3/21/11	Bright Consulting (Beijing) Limited	Offers information technology services.	VanceInfo Technologies Inc.	$0.7	$1.5	N/A	N/A	N/A	0.47x	NM	NM	NM
12/20/10	Shenhua Hollysys Information Technology Co., Ltd.	Offers comprehensive solutions for information systems.	China Shenhua Energy Co. Ltd.	$12.6	$12.0	N/A	N/A	N/A	1.05x	NM	NM	NM
11/23/10	Beijing Union-Innovation Co. Ltd.	Designs and develops softwares for telecom, financial, government, and tax industries.	Beijing Ultrapower Software Co., Ltd.	$8.9	$3.2	N/A	N/A	N/A	2.73x	NM	NM	NM
6/23/10	Hangzhou Thunderbird Software Co. Ltd.	Developer of application software for electricity dispatch systems, intelligent equipment monitoring, and power plant management systems.	Ningbo Ligong Online Monitoring Technology Co., Ltd.	$8.8	$3.4	N/A	N/A	N/A	2.61x	NM	NM	NM
5/14/10	Beijing ITLamp Technology Co., Ltd.	Offers IT solution and service provider for oilfields such as digital desktop office platform, material supply system, and analytical and test system.	Pansoft Company Limited	$3.3	$0.8	N/A	N/A	N/A	3.89x	NM	NM	NM
4/26/10	Beijing Oriental Legend Maker Software Development	Engages in the development of computer software in the People's Republic of China.	Oriental Legend Maker Technology Limited	$14.8	$19.5	$0.8	4.1%	18.7x	0.76x	NM	NM	NM
12/22/09	Beijing Space Time Science & Technology Co., Ltd.	Develops software for pharmaceutical distribution and retail industries.	UFIDA Software Co., Ltd.	$6.3	$1.1	N/A	N/A	N/A	5.52x	NM	NM	NM
10/19/09	Chengdu Oriental Legend Maker Information Industry	Engages in the development of computer software in the People's Republic of China.	Beijing Oriental Legend Maker Software Development	$11.5	$15.5	$1.7	10.8%	6.8x	0.74x	NM	NM	NM
5/18/09	Maite Technology	Designs and develops product data management and collaborative product commerce software.	UFIDA Software Co., Ltd.	$1.0	$0.2	N/A	N/A	N/A	5.58x	NM	NM	NM
4/27/09	Sysnet Info-tech Corporation	Provider of information technology service.	Longtop Financial Technologies Limited	$26.4	$9.0	N/A	N/A	N/A	2.92x	NM	NM	NM
					Mean		8.9%	10.7x	2.05x	9.7	16.0	20.0
					Median		10.8%	6.8x	1.24x	9.7	16.0	20.0

Source: Capital IQ

CONFIDENTIAL

22

DUFF & PHELPS

Valuation Analysis

Selected Public Company / M&A Transaction Conclusion

Selected Public Companies Analysis / M&A Transactions Analysis

(¥ in thousands, except per share values)

Enterprise Valuation Multiples							Valuation Summary						
Metric	Public Company Range			Public Company Median	Camelot Information Systems Inc.	Transaction Median	Selected Multiple Range			Company Performance	Enterprise Value Range		
EV / Adjusted LTM EBITDA (1) (2)	5.0x	-	43.8x	8.7x	NM	10.6x	3.0x	-	4.5x	¥ 22,996	¥ 68,987	-	¥ 103,480
EV / 3-Yr. Avg EBITDA (2)	0.5x	-	54.2x	8.9x	0.5x	NA	3.0x	-	4.5x	¥ 24,063	¥ 72,190	-	¥ 108,285
EV / Adjusted 2012 EBITDA (1) (2)	0.3x	-	22.7x	6.2x	0.3x	NA	2.0x	-	3.5x	¥ 37,185	¥ 74,370	-	¥ 130,148
EV / LTM Sales	0.04x	-	4.13x	1.12x	0.04x	1.73x	0.50x	-	0.75x	¥ 139,555	¥ 69,777	-	¥ 104,666

Enterprise Value Range (RMB)	**¥ 71,000**	-	**¥ 106,500**
Implied Equity Value	¥ 120,953	-	¥ 160,494
Fully Diluted Common Shares Issued and Outstanding	5,471,232		
Implied Per Share Range (RMB)	**¥ 22.11**	-	**¥ 29.33**
Implied Per Share Range (USD)	**$3.51**	-	**$4.65**

Discount Factors
- Size
- Customer Concentration
- Performance
- Geopolitical Risk

Metric	Public Company Range			Public Company Median	Transaction Median
EV / LTM EBITDA (2)	5.0x	-	43.8x	8.7x	10.6x
EV / Adjusted LTM EBITDA (1) (2)	5.0x	-	43.8x	8.7x	10.6x
EV / 3-Yr. Avg EBITDA (2)	0.5x	-	54.2x	8.9x	NA
EV / 2012 EBITDA (2)	0.3x	-	22.7x	6.2x	NA
EV / Adjusted 2012 EBITDA (1) (2)	0.3x	-	22.7x	6.2x	NA
EV / LTM Sales	0.04x	-	4.13x	1.12x	1.73x
EV / Adjusted LTM Sales (1)	0.04x	-	4.13x	1.12x	1.73x
P / Book	0.26x	-	7.62x	2.03x	NA

Implied Enterprise Value Multiples

Metric	Company Performance	Implied Multiple Range		
EV / LTM EBITDA (2)	¥ 10,608	6.7x	-	10.0x
EV / Adjusted LTM EBITDA (1) (2)	¥ 22,996	3.1x	-	4.6x
EV / 3-Yr. Avg EBITDA (2)	¥ 24,063	3.0x	-	4.4x
EV / 2012 EBITDA (2)	¥ 32,647	2.2x	-	3.3x
EV / Adjusted 2012 EBITDA (1) (2)	¥ 37,185	1.9x	-	2.9x
EV / LTM Sales	¥ 139,555	0.51x	-	0.76x
EV / Adjusted LTM Sales (1)	¥ 126,836	0.56x	-	0.84x
P / Book	¥ 26.26	0.84x	-	1.12x

(1) Excludes Pansoft Japan.
(2) Excludes public company costs.

CONFIDENTIAL

23

DUFF & PHELPS

Valuation Summary Section 03

Valuation Summary

Per Share Valuation

Valuation Summary

(¥ in thousands, except per share values)

	Low	High
Enterprise Value		
Discounted Cash Flow Analysis	¥ 75,100	¥ 99,600
Selected Public Company / M&A Transaction Analysis	71,000	106,500
Enterprise Value	**¥ 73,050**	**¥ 103,050**
Plus: Proceeds from Exercise of Options	570	570
Plus: PV of Government Grants	2,021	6,062
Less: Debt (1)	0	0
Less: Non-Controlling HongAo JV Interests (2)	(15,794)	(15,794)
Common Equity Value (Excluding Cash and Investments)	**¥ 59,847**	**¥ 93,888**
Fully Diluted Common Shares Issued and Outstanding	5,471,232	5,471,232
Value Per Share (RMB)	¥ 10.94	¥ 17.16
RMB to USD FX rate (as of 5/10/2012)	6.30	6.30
Per Share (Excluding Excess Cash and Investments)	**$1.73**	**$2.72**
Excess Cash and Investments (3)	63,156	63,156
Cash Value Per Fully Diluted Common Share Issued and Outstanding (RMB)	¥ 11.54	¥ 11.54
Cash Value Per Fully Diluted Common Share Issued and Outstanding (USD)	$1.83	$1.83
Per Share	$3.57	$4.55

Offer Price
$4.15

Implied Multiples

	RMB	USD	Low	High
EV / LTM EBITDA	¥ 10,608	$1,783	6.9x	9.7x
EV / Adjusted LTM EBITDA (4)	¥ 22,996	$3,609	3.2x	4.5x
EV / 3-Yr. Avg EBITDA	¥ 24,063	$3,555	3.0x	4.3x
EV / 2012 EBITDA	¥ 32,647	$5,124	2.2x	3.2x
EV / Adjusted 2012 EBITDA (4)	¥ 37,185	$5,837	2.0x	2.8x
EV / LTM Sales	¥ 139,555	$21,921	0.52x	0.74x
EV / Adjusted LTM Sales (4)	¥ 126,836	$19,909	0.58x	0.81x
P / 3-Yr. Avg EPS	¥ 3.32	$0.52	6.8x	8.7x
P / LTM EPS	¥ 0.72	$0.11	31.1x	39.7x
P / LTM EPS (excluding cash)	¥ 0.60	$0.09	18.1x	28.5x
P / Adjusted LTM EPS (excluding cash) (4)	¥ 2.64	$0.41	4.1x	6.5x
P / 2012 EPS	¥ 3.55	$0.56	6.3x	8.1x
P / 2012 EPS (excluding cash)	¥ 3.54	$0.56	3.1x	4.9x
P / Book Value	¥ 26.26	$4.12	0.87x	1.10x
P / Tangible Book Value	¥ 20.50	$3.22	1.11x	1.42x

(1) Balance as of December 31, 2011.
(2) Estimated fair market value of the 44.99% non-controlling interest.
(3) Reflects limitations on dividend distributions.
(4) Excludes Pansoft Japan.
Net income and EBITDA adjusted for one-time items and excludes public company costs.

CONFIDENTIAL

25

DUFF & PHELPS

26 CONFIDENTIAL Valuation Summary Stock Price Range $3.13 $2.21 $2.01 $4.15 $3.76 $3.20 $3.25 $2.52 $3.12 $3.22 $0.00 $1.00 $2.00 $3.00 $4.00 $5.00 $6.00 $7.00 1 Year Average 90 Day Average One Day Revised Offer 04/23/12 Original Offer 01/07/12 Average Price Post Original Offer Current 05/10/12 Discounted Cash Flow Analysis Selected Public Company / M&A Transaction Analysis Liquidation Analysis Tangible Book Value Pansoft Company Limited Prior to Original Offer Implied Price per Share $3.07 $2.52 $4.45 $3.63 $4.65 $3.51 Revised Offer: $4.15

Assumptions, Qualifications, and Limiting Conditions Appendix 01

28 CONFIDENTIAL Assumptions, Qualifications, and Limiting Conditions If issued, our Opinion letter will include assumptions, qualifications and limiting conditions similar to the following . This is not meant to be a complete list of the assumptions, qualifications and limiting conditions which will be included in our Opinion letter, if rendered . Assumptions and Reliance – In compiling financial projections and performing its analyses with respect to the Proposed Transaction, Duff & Phelps : • Relied upon and assumed the accuracy, completeness, and fair presentation of all information, data, advice, opinions and repr ese ntations obtained from public sources or provided to us from private sources, including from Company management, and did not independently verify su ch information; • Relied upon the fact that the Board of Directors, the Special Committee and the Company have been advised by counsel as to al l l egal matters with respect to the Proposed Transaction, including whether all procedures required by all applicable laws and regulations to be t ake n in connection with the Proposed Transaction have been duly, validly and timely taken; • Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, fu rnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnis hin g the same and we have relied upon such matters in performing our analysis; • Assumed that information supplied and representations made by Company management are substantially accurate regarding the Com pan y and the Proposed Transaction; • Assumed that the representations and warranties made by the Company in the Merger Agreement are true and correct; • Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed; • Assumed that there has been no material change in the assets, financial condition, business, results of operations, cash flow s o r prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps and ther e i s no information or facts that would make any of the information received by us incomplete or misleading; • Assumed that all of the conditions required to implement the Proposed Transaction would be satisfied and that the Proposed Tr ans action would be completed in accordance with the Merger Agreement, without any amendments thereto or any waivers of any terms or conditions t her eof, and in a manner that complies in all material respects will all applicable international, federal and state statutes, rules and regula tio ns; and • Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Tran sac tion would be obtained without any adverse effect on the Company. To the extent that any of the foregoing assumptions or any of the facts on which the Opinion is based prove to be untrue in a ny material respect, the Opinion cannot and should not be relied upon for any purpose. Furthermore, in Duff & Phelps’ analysis and in connection with the pre par ation of the Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions a nd other matters, many of which are beyond the control of any party involved in the Proposed Transaction.

29 CONFIDENTIAL Assumptions, Qualifications, and Limiting Conditions Qualifications – If issued, our Opinion will be qualified by the following: • The Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opi nion which may come or be brought to the attention of Duff & Phelps after the date hereof. • Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any speci fic assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solic it any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternati ves to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms a re the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Agreement and the Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction. • Duff & Phelps is not expressing any opinion as to the market price or value of the Shares (or anything else) after the announ cem ent or the consummation of the Proposed Transaction (or any other time). The Opinion should not be construed as a valuation opinion, credit rating, sol vency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no respo nsi bility to make, any representation, or render any opinion, as to any legal matter. • In rendering the Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature or any other aspec t o f any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the Per Share Consideration to be received by such holders in the Proposed Transaction, or with respect to the fairness of any such compens ati on. In addition, the Opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or ot her constituencies of the Company, other than the holders of the Shares (excluding the Excluded Shares).

30 CONFIDENTIAL Assumptions, Qualifications, and Limiting Conditions Limiting Conditions – If issued, the use of our Opinion will be strictly limited and will state : • The Opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Pro posed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may n ot be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. • The Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus an y alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to h ow the Special Committee or any shareholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed wi th the Proposed Transaction or any related transaction, and (iv) does not indicate that the consideration received is the best possibly attainable under any circumstances; instead, it merely states whether the Per Share Consideration in the Proposed Transaction is within a range suggested by certain financia l a nalyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelat ed to the financial analysis on which the Opinion is based. • The Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party. • The Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with the Opinion shall be limited in acc ordance with the terms set forth in the engagement letter between Duff & Phelps and the Company dated February 2, 2012 (the “ Engagement Letter ”). • The Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Eng age ment Letter.

Premium Analysis Appendix 02

Premium Analysis

Going-Private Transactions and Application Software Industry

Premiums Paid Analysis - Going Private Transactions

Transactions announced, closed, or effective from March 2009 - March 2012

	Number of Deals	Premium as a % of One-Day Prior to Announcement Date	Premium as a % of One-Week Prior to Announcement Date	Premium as a % of One-Month Prior to Announcement Date	One-Day Prior as a % of 52-Week High
Overall Mean	386	38.9	43.2	51.9	70.6
Overall Median		29.3	31.4	31.5	77.1
Chinese Companies Mean	35	34.7	52.3	46.1	60.2
Chinese Companies Median		27.5	34.9	32.4	61.8
US-Listed Chinese Companies Mean	24	35.0	57.2	51.5	56.4
US-Listed Chinese Companies Median		28.2	35.5	32.4	54.0
Pansoft Company Limited		106.5	118.4	65.3	41.2

Premiums Paid Analysis - Application Software Change of Control Transactions

Transactions announced, closed, or effective from March 2009 - March 2012

	Number of Deals	Premium as a % of One-Day Prior to Announcement Date	Premium as a % of One-Week Prior to Announcement Date	Premium as a % of One-Month Prior to Announcement Date	One-Day Prior as a % of 52-Week High
Overall Application Software Industry Mean	78	36.9	40.2	44.6	73.5
Overall Application Software Industry Median		27.7	31.0	36.1	79.8
Pansoft Company Limited		106.5	118.4	65.3	41.2

Note: Excludes negative premiums. Change of control is defined as a transaction where, as a result of the transaction, the buyer's interest in the target company exceeds 50%.

Source: Capital IQ and Duff & Phelps

CONFIDENTIAL

32

DUFF & PHELPS

Liquidation Analysis Appendix 03

34 CONFIDENTIAL Liquidation Analysis Liquidation Analysis (1) ($ in thousands) Book Value 60% 70% 80% Accounts Receivable $11,747 $7,048 $8,223 $9,398 40% 50% 60% Inventory $2,006 $802 $1,003 $1,204 60% 70% 80% Net Fixed Assets $2,321 $1,393 $1,625 $1,857 84% 84% 84% Cash and Short Term Investments $11,901 $10,023 $10,023 $10,023 Less: Transaction Costs (2) (963) (1,044) (1,124) Net Assets $18,303 $19,830 $21,357 Face Value of Debt $0 $0 $0 Accounts Payable $2,044 $2,044 $2,044 Accruals & Other Current Liabilities $2,490 $2,490 $2,490 Surplus / (Deficit) $13,768 $15,295 $16,822 Fully Diluted Common Shares Issued and Outstanding 5,471,232 5,471,232 5,471,232 Implied Per Share Range (USD) $2.52 $2.80 $3.07 (1) Duff & Phelps assumed that in a liquidation, goodwill and intangible value were negligible. (2) Transaction costs are estimated to be 5% of recoverable assets. Note: Balances as of December 31, 2011 Range of Recovery Rates

35 CONFIDENTIAL Liquidation Analysis Tangible Book Value vs. Offer Price ($ in thousands, except per share values) USD Book Equity $25,021 Less: Non Controlling Interest 2,471 Book Value $22,550 Less: Intangible Assets 2,583 Less: Goodwill 2,364 Tangible Book Value $17,603 Fully Diluted Common Shares Issued and Outstanding 5,471,232 Tangible Book Value Per Share (1) $3.22 Offer Price $4.15 (1) As of December 31, 2011